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[LOGO]                                                             PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE
                                                         Legend Properties, Inc.
                                                                U.S. Bank Centre
                                                   1420 Fifth Avenue, 42nd Floor
                                                         Seattle, WA  98101-2333
                                                                  206 / 464-0123
                                                             Fax  206 / 464-0800

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LEGEND PROPERTIES:  LAWSUIT SETTLEMENT CLEARS PATH FOR CALIFORNIA LAND PARCEL
SALE

(Seattle, Washington, January 27, 1997) -- Legend Properties, Inc. ("Legend") announced this week that two lawsuits previously filed in Illinois and
California have been dismissed.   "This clears the path to sell Legend's Laguna
Seca Ranch property" stated company president Ken Uptain. "It also removes potential claims relating to our Virginia and Maryland properties." Mr. Uptain explained that the lawsuits were settled and dismissed as part of an omnibus settlement agreement in which Legend will make a $200,000 one time payment.

Legend is a new company formed out of the merger of Banyan Mortgage Investment Funds and RGI U.S. Holdings. The company owns and develops parcels in Maryland (approximately 2200 acres) and Virginia (approximately 2500 acres) in addition to the Laguna Seca Ranch located in Monterey, California. The company also owns a 888 acre residential golf and boating community named Grand Harbor in Vero Beach, Florida.

Legend, with its new management team headed up by Mr. Ken Uptain, is hopeful that the dismissal of these lawsuits taken together with the active development of its east coast projects marks a new chapter in the company's history.

Legend Properties, Inc. is traded on the Nasdaq SmallCap market under the trading symbol "LPROV" during its "when issued" status. This status is expected to be cleared shortly at which time it will assume the trading symbol "LPRO."


For Additional Information Contact:    Ken Uptain at 206 / 464-0123


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